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                                                                    EXHIBIT 10.4

                              SUB-LICENSE AGREEMENT

PTI Ventures, LLC, referred to as SUB-LICENSOR, and Oretech, Inc.., referred to as SUB-LICENSEE, agree:

Under the terms and conditions of the exclusive licensing agreement dated July 1, 2001, by and between SUB-LICENSOR and H. Stephen Shehane, SUB-LICENSOR has the exclusive rights related to mineral processing technology called Ortech, and the same is a trade secret. SUB-LICENSOR has not disclosed this trade secret to third parties. During the term of this agreement and any renewals or extensions thereof, SUB-LICENSOR shall not disclose the process to any party except as authorized herein.

SUB-LICENSOR grants to SUB-LICENSEE the right to use the process. SUB-LICENSOR shall fully and completely disclose the process to SUB-LICENSEE, and shall provide reasonable assistance to SUB-LICENSEE in the use of the trade secret. In the event SUB-LICENSOR makes any improvements to the process, the same shall be promptly disclosed to SUB-LICENSEE and shall be covered by this agreement.

SUB-LICENSEE shall take all precautions, except those, which involve gross and impractical economic expense, to keep the process secret. SUB-LICENSEE shall render to SUB-LICENSOR a periodic report as to the security precautions taken with information related to the secret process and SUB-LICENSEE shall implement any requests by the SUB-LICENSOR, except for requests, which involve gross and impractical economic expense.

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SUB-LICENSEE shall use its best efforts to exploit the secret process to maximize annual metal yields generated by the process.

SUB-LICENSEE shall maintain records under generally accepted accounting principles of all sales made hereunder. SUB-LICENSOR shall have the right to inspect such books and records at any reasonable time.

SUB-LICENSEE shall pay SUB-LICENSOR a licensing fee in the amount of Two Million Dollars ($2,000,000.00 USD) per Oretech processing system SUB-LICENSEE commissions under the terms of this Agreement. Each processing system commissioned shall be owned by SUB-LICENSOR and licensed on an exclusive basis by SUB-LICENSEE and shall have the capacity to process up to Two Thousand (2000 lbs.) pounds of ore per hour. SUB-LICENSEE shall pay a royalty fee in the amount of Fifteen Percent (15%) of Net Revenue generated by SUB-LICENSEE to SUB-LICENSOR on all goods produced under the process and of revenue received as a result of SUB-LICENSEE'S use, of the Oretech process. Such payment shall be made on a monthly basis, with payment and accountings due within 15 days of the end of the month. SUB-LICENSEE further agrees that, SUB-LICENSEE shall be prohibited from any further Sub-Licensing.

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SUB-LICENSOR retains the right to process ore under pre-existing contracts and retain the right to process minerals and mineral rights controlled by SUB-LICENSOR. In addition, SUB-LICENSEE will exclusively contract with SUB-LICENSOR for the manufacture, commission and operation of all Oretech processing units commissioned by SUB-LICENSEE.

In the event of default or breach on the part of SUB-LICENSEE under the general terms and conditions of this Agreement, and such a breach or default is not cured by SUB-LICENSEE within Thirty (30) days after written notice from SUB-LICENSOR, SUB-LICENSOR shall then have the right to cure such breach or default, at the expense of SUB-LICENSEE.

Under the terms of this section, audited accountings shall be deemed to be final if the PUBLISHER receives no objection or request for re-audit within 1 year following settlement. In the event of a dispute, the parties shall appoint a disinterested certified public accountant to conduct an audit. Each party may present argument or materials to the certified public accountant. The decision of the certified public accountant shall be final and may be entered as a judgment in any court with jurisdiction. The prevailing party shall pay the cost of the audit. In the event that the parties cannot agree on a disinterested certified public accountant, each party shall appoint a certified public accountant and the two shall appoint a third certified public accountant, and the majority of those persons shall appoint the single disinterested Certified Public Accountant. The expense of the panel of appointment shall be borne by each party equally.

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This agreement shall commence on March 31, 2003, and terminate on March 29,
2053, unless terminated earlier as is provided herein. Upon termination, SUB-LICENSEE shall return to SUB-LICENSOR all materials related to any disclosure made by SUB-LICENSOR, including copies and materials derived from any disclosure and shall execute an affidavit of compliance. SUB-LICENSOR shall be entitled within thirty (30) days of the termination of this agreement to make an inspection of the premises to verify compliance.

The duties herein, other than payment due to SUB-LICENSOR, shall not be delegated or assigned without the written consent of the other party.

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This is the entire agreement between the parties and the same may only be amended in writing.

Dated: March 31, 2003

SUB-LICENSOR:
/s/ H. Stephen Shehane
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PTI Ventures, LLC
H. Stephen Shehane
Chairman/CEO

SUB-LICENSEE

/s/ Stephen d. Cummins, Chief Executive Office
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ORETECH, INC

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